PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 26 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                   Dated January 28, 2005
                                                                  Rule 424(b)(3)

                                 Morgan Stanley
                           MEDIUM-TERM NOTES, SERIES F
                           Senior Floating Rate Notes

                            ------------------------

     We, Morgan Stanley, may not redeem these notes prior to the maturity date. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.
     The Senior Floating Rate Notes due 2008 offered hereby will accrue interest from and including January 20, 2005 and constitute a further issuance of, and will be consolidated with, the Senior Floating Rate Notes due 2008 issued on January 20, 2005 in an aggregate principal amount of $1,750,000,000. The Senior Floating Rate Notes due 2008 offered hereby will have the same CUSIP number and will trade interchangeably with the previously issued Senior Floating Rate Notes due 2008 immediately upon settlement. This issuance of the Senior Floating Rate Notes due 2008 will increase the aggregate principal amount of the outstanding Senior Floating Rate Notes due 2008 to $3,050,000,000.

Principal Amount:          $1,300,000,000

Maturity Date:             January 18, 2008

Settlement Date
  (Original Issue Date):   February 2, 2005

Interest Accrual Date:     January 20, 2005

Issue Price:               100%, plus accrued interest from and including
                           January 20, 2005 to but excluding the Original Issue
                           Date

Interest Payment Dates:    Each January 18, April 18, July 18 and October 18,
                           beginning April 18, 2005

Interest Payment Period:   Quarterly

Base Rate:                 LIBOR Telerate

Index Maturity:            Three months

Index Currency:            U.S. dollars

Spread
  (Plus or Minus):         Plus 0.125% per annum

Initial Interest Rate:     2.795%

Initial Interest Reset
  Date:                    April 18, 2005

Interest Reset Dates:      Each interest payment date

Interest Reset Period:     Quarterly

Interest Determination
  Dates: The second London banking day prior to each interest reset date

Reporting Service:         Telerate (Page 3750)

Book-Entry Note or
  Certificated Note:       Book-entry note

Senior Note or
  Subordinated Note:       Senior note

Calculation Agent:         JPMorgan Chase Bank, N.A. (formerly known as JPMorgan
                           Chase Bank)

Minimum Denomination:      $1,000

Specified Currency:        U.S. dollars

Business Day:              New York

CUSIP:                     617446YC7

ISIN:                      US617446YC76

Other Provisions:          See below


Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY

LOOP CAPITAL MARKETS, LLC                   THE WILLIAMS CAPITAL GROUP, L.P.


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Delivery and Clearance

     We will deposit the notes with The Depository Trust Company in New York or its custodian. You may hold an interest in the notes through The Depository Trust Company, Euroclear or Clearstream, Luxembourg, directly as a participant of any such system or indirectly through organizations which are participants in such systems. See "Series F Notes and Series F Units Offered on a Global Basis" in the accompanying prospectus supplement.

Supplemental Information Concerning Plan of Distribution

     On January 28, 2005, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.85%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of .15% of the principal amount of the notes.


                                                    Principal Amount of Senior
                          Name                      Floating Rate Notes
                          ----                      ----------------------------

Morgan Stanley & Co. Incorporated................         $1,274,000,000
Loop Capital Markets L.L.C.......................             13,000,000
The Williams Capital Group, L.P..................             13,000,000
                                                              ----------
     Total.......................................         $1,300,000,000
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